Exhibit 10.1
THOMAS H. LOWDER
NONCOMPETITION AGREEMENT
          THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of May 4, 2007 by and among Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Colonial Properties Trust, an Alabama real estate investment trust and the general partner of the Operating Partnership (the “Trust”; the Operating Partnership and the Trust are sometimes hereinafter referred to collectively as the “Companies”), and Thomas H. Lowder (“Mr. Lowder”).
          WHEREAS, Mr. Lowder entered into that certain Employment Agreement dated as of September 29, 1993, with the Trust, the Operating Partnership and certain other entities named therein (the Trust, together with the Operating Partnership and its other direct and indirect subsidiaries, and its or their successors, is referred to herein as the “Company”) pursuant to which, among other things, the Companies agreed to employ Mr. Lowder, and Mr. Lowder agreed to be employed by the Companies, in accordance with the terms thereof, including the title, duties and compensation set forth therein (the “Employment Agreement”);
          WHEREAS, on April 26, 2006, in connection with certain management changes approved by the Board of Trustees of the Trust, including certain changes in the title, duties and compensation of Mr. Lowder, the Company and Mr. Lowder mutually agreed (i) to certain modifications to the Employment Agreement to reflect the changes in title, duties and compensation approved by the Board of Trustees of the Trust on April 26, 2006, and (ii) to terminate the Employment Agreement, as so modified, effective upon the Trust and Mr. Lowder entering into a non-competition agreement; and
          WHEREAS, the Trust and Mr. Lowder agreed, at the time and in consideration of the changes in the title, duties and compensation of Mr. Lowder described above, that Mr. Lowder would enter into this agreement not to engage in competition with the Company and to refrain from taking certain other actions pursuant to the terms and conditions hereof in an effort to protect the Company’s legitimate business interests and goodwill and for other business purposes.
          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Term. Mr. Lowder agrees with the Company that during the period in which Mr. Lowder serves as Chairman of the Board of the Trust (or otherwise as an employee of the Company), and for two years thereafter (the “Restricted Period”), Mr. Lowder shall not engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any real property or any improvements thereon, other than in his capacity as a director, trustee, officer or equity owner of the Company, except with the express written consent of the Company, which consent shall be considered upon the request of Mr. Lowder if the Mr. Lowder’s engagement in the proposed activity would present no adverse impact on the operations or plans of the Company; provided, however, that this Section 1 shall not apply to:
i.	Mr. Lowder’s activities with respect to any property listed in Appendix A attached hereto to the extent that such activities are similar to or consistent with those currently conducted by Mr. Lowder on behalf of such property, or are reasonably necessary to avoid a breach by Mr. Lowder of his fiduciary duty to the owner or other owners of such property or to restore, rebuild or maintain the value of such property.

ii.	Mr. Lowder’s residence or any other property intended for personal use.

iii.	Mr. Lowder’s activities with respect to any property owned, developed, constructed, operated, managed or leased, now or in the future, by The Colonial Company, or any of its subsidiaries, other than as provided in paragraph 2 of this Agreement. The parties recognize that Mr. Lowder has been a substantial owner and director of The Colonial Company and certain of its subsidiaries, since before the formation of the Companies, that Mr. Lowder will continue to perform those roles in the future, and that The Colonial Company and its subsidiaries may be or become involved in the ownership, development, construction, operation, management or leasing of real properties in competition with the Companies. This Agreement shall not prohibit any activities of The Colonial Company or any of its subsidiaries. Nor shall this Agreement prohibit the activities of Mr. Lowder in his capacity as an owner, director, officer or employee of The Colonial Company and its subsidiaries, other than as provided in paragraph 2 of this Agreement.

iv.	The acquisition, operation, development, construction, management, leasing or disposition of real property by any entity in which Mr. Lowder owns or acquires an equity interest (including an interest as a general partner) as a passive investor having no managerial or similar role with respect to such property.

v.	Mr. Lowder’s acquisition of any property or any interest in property by gift or inheritance.

vi.	The direct or indirect ownership by Mr. Lowder of up to five percent of the outstanding equity interests of any public company.

vii.	During the two-year “tail” period included in the Restricted Period (the “Tail Period”), the restrictions set forth in this Section 1 shall apply only within those Metropolitan Statistical Areas (“MSA’s”) within certain “States” (defined hereafter) which are ranked in the top quartile of MSA’s nationally by population and in which the Company also owns or leases at least ten (10) Properties as of the date of Mr. Lowder’s termination of employment with the Company (the “Restricted Areas”) and then only to those real estate market sectors in which the Company owns or leases within the MSA at least ten (10) Properties as of the date of Mr. Lowder’s termination of employment with the Company. An “MSA” shall be an area defined as a Metropolitan Statistical Area by the Office of Management and Budget of the United States in its promulgations issued and published in the Federal Register and in effect at the relevant point in time. A “Property” shall mean any parcel or group of related parcels of real estate (whether or not contiguous) that is recognized by the Company in its reports to its shareholders as being an individual and functionally discrete property owned or managed by the Company. A “sector” shall mean a category of commercial real estate identified by the Company in SEC reports as a category in which the Company owns, operates, develops, leases or manages property, including but not limited to the retail, multifamily, office, and industrial sectors. For purposes of this Agreement, any Property that includes parcels within more than one sector shall be deemed to be a Property within each such sector. The “States” shall include Alabama, Arizona, Florida, Georgia, Maryland, Mississippi, Nevada, New Mexico, North Carolina, South Carolina, Tennessee, Texas and Virginia, and any other state containing an MSA in which the Company owned or leased at least 10 properties as of the date of Mr. Lowder’s termination of employment with the Company.
     2. Nonsolicitation. During the Restricted Period, Mr. Lowder
i.	shall not directly induce or attempt to induce any employee or independent contractor of the Company to leave the employ of the Company or cease rendering services to the Company, and

ii.	shall not directly solicit any tenant of any property in which the Company has at least a fifty percent (50%) equity interest, directly or indirectly, to lease or purchase real property located in the Restricted Areas from any person or entity other than the Company nor directly engage any other person or entity to provide construction management, property management or leasing services to such tenant in the Restricted Areas.

iii.	The prohibitions on Mr. Lowder’s “direct” inducement, solicitation or engagement in this paragraph 2 shall not apply to any actions by or on behalf of The Colonial Company, or any of its subsidiaries, unless Mr. Lowder personally participates in the particular inducement, solicitation or engagement.
     3. Compensation. As consideration for Mr. Lowder’s compliance with the terms and conditions contained in Sections 1 and 2 hereof during the Tail Period, the Company shall pay to Mr. Lowder during the Tail Period an amount equal to two (2) times Mr. Lowder’s aggregate annual salary (at the time Mr. Lowder ceases to serve as Chairman of the Board of the Trust (or otherwise as an employee of the Company)), payable in substantially equal monthly installments over the entire term of the Tail Period in accordance with the Company’s general policies and procedures for payment of salaries to its executive personnel, subject to withholding for applicable federal, state, and local taxes.
     4. Reasonable and Necessary Restrictions. Mr. Lowder acknowledges that the restrictions, prohibitions and other provisions of this Agreement, including the Restricted Area and Restricted Period, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement.
     5. Specific Performance. Mr. Lowder acknowledges that the Company likely will have no adequate remedy at law if Mr. Lowder shall fail to perform any of his obligations hereunder, and Mr. Lowder therefore confirms that the right of the Company to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity (which shall not include any right to punitive damages), the Company shall have the right to have all obligations, agreements and other provisions of this Agreement specifically performed by Mr. Lowder, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Mr. Lowder.
     6. Termination of the Employment Agreement. The Company and Mr. Lowder mutually agree that the Employment Agreement, as modified, is hereby terminated effective as of the date first set forth above, and that such Employment Agreement is no longer in force nor in effect.
     7. Miscellaneous Provisions.
          (a) Termination of this Agreement. Mr. Lowder shall be entitled to terminate this Agreement unilaterally by notice to the Company, whereupon it shall be of no further force and effect, on or after any date on which (i) there is a change in the composition of the Board of Trustees of the Trust during any two year period such that “Continuing Trustees” cease to constitute a majority of the Board of Trustees or (ii) any person (or group of associated persons acting in concert), without the advance written consent of the Companies, acquires, directly or indirectly, more than twenty percent (20%) of the voting shares of the Trust. For purposes of this Section 7(a), “Continuing Trustees” means those members of the Board of Trustees of the Trust who either were trustees at the beginning of such two year period, or were elected by, or upon the nomination or recommendation of, a majority of the then existing Board of Trustees.
          (b) Assignment; Binding Effect. The Companies may assign this Agreement to any successor or purchaser of the Companies. Mr. Lowder may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Companies. Subject to the foregoing provisions restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.
          (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein. This Section 7(c) shall not be used to limit or restrict the rights or remedies, whether express or implied, of any noncompetition or nonsolicitation policies of the Company applicable to Mr. Lowder.
          (d) Amendment. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.
          (e) Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
          (f) Severability. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. Notwithstanding the foregoing, in the event that the restrictions against engaging in competitive activity contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive or unreasonable in any other respect, the Agreement shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action and the court may limit the application of any other provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Agreement as so limited or modified. To the extent necessary, the parties shall revise the Agreement and enter into an appropriate amendment to the extent necessary to implement any of the foregoing.
          (g) Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Alabama, but not including the choice-of-law rules thereof.

          (h) Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
          (i) Mr. Lowder’s Acknowledgement. Mr. Lowder acknowledges (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
          (j) Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:
(i)	if to Mr. Lowder, to the current address set forth in the records of the Company, or, if different, to the most recent address provided in writing, from time to time, by Mr. Lowder;

With a copy (which shall not constitute notice) to: Sirote & Permutt, P.C. 2311 Highland Avenue South, Ste 500 Birmingham, Alabama 35205 Attn: David M. Wooldridge Telephone (205) 930-5219

(ii)	if to the Companies

c/o Colonial Properties Trust 2101 Sixth Avenue North Suite 750 Birmingham, Alabama 35202 Attn: Chief Executive Officer Telephone (205) 250-8700

With a copy (which shall not constitute notice) to:

Hogan & Hartson LLP 555 13th Street, NW Washington, DC 20004 Attn: Alan Dye, Esq. Telephone (202) 637-5737
          (k) Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.
[Signatures appear on next page]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

/s/ Thomas H. Lowder

Thomas H. Lowder

THE COMPANIES:

COLONIAL PROPERTIES TRUST

By:	/s/ John P. Rigrish
Name:	John P. Rigrish
Title:	Chief Administrative Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	COLONIAL PROPERTIES TRUST,
its General Partner

By:	/s/ John P. Rigrish
Name:	John P. Rigrish
Title:	Chief Administrative Officer

Appendix A
Properties to which paragraph 1(i) applies:
•	Eastdale Mall

•	Holman Ranch, Monterey, California